Exhibit 4.1


AMENDMENT TO
THE 1997 NON-OFFICER EMPLOYEE
STOCK OPTION PLAN OF
RENTRAK CORPORATION

          THIS AMENDMENT (the "Amendment") to The 1997 Non-
Officer Employee Stock Option Plan of Rentrak Corporation (the
"Plan") is hereby adopted by Rentrak Corporation, an Oregon corporation (the "Company").

1. Incorporation; Definitions. The terms and provisions of this Amendment are incorporated by this reference in the Plan as though fully set forth therein. Terms not otherwise described herein shall have the meanings ascribed to them in the Plan.

2. Conflicts. In the event of any conflict between the terms and provisions of this Amendment and those of the Plan, the terms and provisions of this Amendment shall control.

3.   Amendment.

          a. Shares Subject to Plan. Section 2.1 of the Plan is hereby amended to read in its entirety as follows:

               2.1  Shares Subject to Plan.  The shares of
               stock subject to Options shall be the
               Company's common stock, par value $.001 per share. The aggregate number of such shares which may be issued upon exercise of such Options under the Plan shall not exceed five hundred thousand (500,000).

4. No Other Change. Except as specifically modified in this Amendment, all other provisions and terms of the Plan shall remain unchanged and in full force and effect.

          I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of Rentrak Corporation on August 11, 1997.

          Executed on this 28th day of October, 1997.


                              s/s F. Kim Cox

                              F. Kim Cox
                              Secretary